AUTODESK, INC. (ADSK)
FOURTH QUARTER FISCAL 2017 EARNINGS ANNOUNCEMENT
March 2, 2017
PREPARED REMARKS

Autodesk posts its prepared remarks and press release to its IR website to provide shareholders and analysts with additional detail to analyze results prior to its quarterly conference call. The call begins today,
March 2, 2017 at 2:00 pm PT (5:00 pm ET) and will include only brief comments followed by Q&A.

To access the broadcast of the Q&A session, visit the IR section of our website at www.autodesk.com/investor. A reconciliation of GAAP and non-GAAP results is provided in the tables following these prepared remarks.

Business Model Transition

Autodesk is undergoing a business model transition in which it has discontinued most new perpetual license sales in favor of subscriptions and flexible license arrangements. As part of this transition, Autodesk discontinued new maintenance agreement sales for most individual products at the end of the fourth quarter of fiscal 2016 and for suites at the end of the second quarter of fiscal 2017. During the transition, revenue, margins, EPS, deferred revenue and cash flow from operations are impacted as more revenue is recognized ratably rather than up front and as new product offerings generally have a lower initial purchase price. The company has introduced new metrics to help investors understand its financial performance during and after the transition, as shown below.

Fourth Quarter Fiscal 2017 Overview

	4Q 2017	QoQ Change	Management Comments
New model subscriptions*	1,088,000	227,000	Increase driven by growth in all new model subscription types, led by product and cloud subscription.
Maintenance subscriptions	2,020,000	(73,000)	Decrease driven by the discontinuation of new maintenance agreement sales for most products.
Total subscriptions	3,108,000	154,000

(in millions)	4Q 2017	YoY %	YoY CC %	Management Comments
New model ARR	$529	107%	109%	Increase driven by growth in all new model subscription types, led by product subscription.
Maintenance ARR	$1,071	(4)%	(2)%	Decrease driven by the discontinuation of new maintenance agreement sales for most products. .
Total ARR	$1,600	16%	19%

Deferred revenue	$1,788	18%	N/A	Increase driven by new model subscription billings over the past four quarters.
Revenue	$479	(26)%	(25)%	Decrease driven by the business model transition.
GAAP spend	$646	(2)%	0%	Decrease driven by lower professional fees and employee-related costs.
Non-GAAP spend	$560	(4)%	(2)%	Decrease driven by lower professional fees and employee-related costs.
* For definitions, please view the Glossary of Terms later in this document.

Subscriptions Review*

(in thousands)	4Q 2016	1Q 2017	2Q 2017	3Q 2017	4Q 2017
New model subscriptions	427	567	693	861	1,088
Maintenance subscriptions	2,151	2,143	2,127	2,093	2,020
Total subscriptions	2,578	2,710	2,820	2,954	3,108
* For definitions, please view the Glossary of Terms later in this document.

New model subscriptions were 1.09 million, a net increase of 227,000 from the third quarter of this year. Growth in new model subscriptions was driven by growth in all new model subscription types, led by product and cloud subscriptions.

Maintenance subscriptions were 2.02 million, a net decrease of 73,000 from the third quarter of this year. Maintenance subscriptions decreased primarily as a result of the discontinuation of new maintenance agreement sales for most products. The net decrease was as expected and also reflects seasonality as the fourth quarter has the largest pool of renewal opportunities. The maintenance renewal rate was in-line with recent trends. We expect to see ongoing declines in maintenance subscriptions going forward. The rate of decline will vary based on the number of subscriptions that come up for renewal, the renewal rate, and our ability to incentivize maintenance customers to switch over to enterprise business agreements (EBA’s) or product subscription.

Total subscriptions were 3.11 million, a net increase of 154,000 from the third quarter of this year.

Revenue Review*

(in millions) (1)	4Q 2016	1Q 2017	2Q 2017	3Q 2017	4Q 2017	FY 2017
Subscription revenue	$320	$326	$322	$320	$323	$1,290
License and other revenue	329	186	229	170	156	741
Total net revenue	$648	$512	$551	$490	$479	$2,031

New model ARR	$255	$308	$371	$414	$529	$529
Maintenance ARR	1,121	1,128	1,098	1,083	1,071	1,071
Total ARR	$1,376	$1,436	$1,469	$1,497	$1,600	$1,600

Recurring revenue	$344	$359	$367	$374	$400	$1,500
Recurring revenue as a percentage of total revenue	53%	70%	67%	76%	84%	74%
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(1) Totals may not agree with the sum of the components due to rounding.
* For definitions, please view the Glossary of Terms later in this document.

As a reminder, during the business model transition, revenue is negatively impacted as more revenue is recognized ratably rather than up front and as new product offerings generally have a lower initial purchase price. As part of the business model transition, Autodesk discontinued new perpetual license sales for most products as noted in the Business Model Transition section on page 1.

Total net revenue for the fourth quarter decreased 26 percent to $479 million compared to the fourth quarter last year as reported and 25 percent on a constant currency basis.

Subscription revenue for the fourth quarter increased 1 percent to $323 million compared to the fourth quarter last year, and 3 percent on a constant currency basis, primarily due to an increase in new model subscription revenue, offset by a decrease in maintenance subscription revenue. As a reminder, subscription revenue growth is negatively impacted by the accounting treatment of product subscription and enterprise business agreements (EBAs), as well as foreign currency exchange rates. New model subscriptions are deferred and recognized ratably over their contract length, however, a sizable portion of both product subscription and EBAs are categorized as license revenue. If all new model subscriptions were categorized 100 percent as subscription revenue that line would show 16 percent year-over-year growth as reported and 19 percent on a constant currency basis (see table below).

License and other revenue for the fourth quarter decreased 52 percent to $156 million compared to the fourth quarter last year as reported and 51 percent on a constant currency basis, due to the end of sale of perpetual licenses.

The following table outlines recurring revenue for the fourth quarter compared to the fourth quarter last year and the third quarter of this year.

	4Q 2016	3Q 2017	4Q 2017	QoQ %	YoY %
(in millions) (1)
Subscription revenue	$320	$320	$323	1%	1%
Add: license and other revenue from new model subscription offerings (2)	$32	$63	$85	35%	166%
Less: other adjustments (3)	$(8)	$(8)	$(8)	0%	0%
Total Recurring Revenue	$344	$374	$400	7%	16%
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(1)	Totals may not agree with the sum of the components due to rounding.

(2)	License revenue from subscription offerings includes an allocated portion of the consideration transferred for our product subscriptions as well as flexible enterprise business agreements.

(3)
Other adjustments include remaining subscription revenue related to select Creative Finishing product offerings, Autodesk Buzzsaw, Autodesk Constructware, education offerings, and third party products.

Total ARR for the fourth quarter increased 16 percent to $1.60 billion compared to the fourth quarter last year as reported, and 19 percent on a constant currency basis. On a sequential basis, total ARR increased 7 percent as reported, and on a constant currency basis. Both year-over-year and sequential growth in total ARR was driven by growth in new model ARR, partially offset by a decrease in maintenance ARR. ARR growth was impacted by the allocation of existing marketing development funds (MDF). MDF is recorded as contra revenue and prior to the third quarter of fiscal 2017 was predominantly allocated against license revenue.  With the end of sale of perpetual licenses, MDF is now allocated against recurring revenue, negatively impacting year-over year total ARR growth by 3 percentage points.

New model ARR was $529 million and increased 107 percent compared to the fourth quarter last year as reported, and 109 percent on a constant currency basis. On a sequential basis, new model ARR increased 28 percent as reported, and on a constant currency basis.  Both year-over-year and sequential growth in new model ARR was primarily driven by growth in all new model subscription types, led by product subscription. MDF negatively impacted new model ARR by 6 percentage points year-over-year.

Maintenance ARR was $1.07 billion and decreased 4 percent compared to the fourth quarter last year as reported, and 2 percent on a constant currency basis. The decrease in maintenance ARR was primarily related to the discontinuation of sales of new maintenance agreements. On a sequential basis, maintenance ARR decreased 1 percent as reported, and on a constant currency basis. The sequential decline in maintenance ARR was primarily driven by non-renewals following the discontinuation of sales of new maintenance agreements. MDF negatively impacted maintenance ARR by 2 percentage points year-over-year.

Recurring revenue was 84 percent of total revenue compared to 53 percent in the fourth quarter last year.

Revenue by Geography

(in millions) (1)	4Q 2016	1Q 2017	2Q 2017	3Q 2017	4Q 2017	FY 2017
Americas	$257	$218	$230	$213	$211	$872
EMEA	$238	$203	$221	$191	$186	$800
Asia Pacific	$153	$92	$100	$85	$82	$359

Emerging Economies	$94	$55	$62	$57	$53	$228
Emerging as a percentage of Total Revenue	14%	11%	11%	12%	11%	11%
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(1) Totals may not agree with the sum of the components due to rounding.

Revenue in the Americas was $211 million, a decrease of 18 percent compared to the fourth quarter last year.

Revenue in EMEA was $186 million, a decrease of 22 percent compared to the fourth quarter last year as reported and 18 percent on a constant currency basis.

Revenue in APAC was $82 million, a decrease of 46 percent compared to the fourth quarter last year as reported and 47 percent on a constant currency basis.

Revenue from emerging economies was $53 million, a decrease of 43 percent compared to the fourth quarter last year as reported and on a constant currency basis. As a matter of reference, none of the individual BRIC countries currently represent more than 3 percent of total revenue.

Revenue by Product Family

(in millions) (1)	4Q 2016	1Q 2017	2Q 2017	3Q 2017	4Q 2017	FY 2017
Architecture, Engineering and Construction (AEC)	$254	$219	$253	$212	$197	$881
Manufacturing	$194	$158	$177	$147	$144	$626
AutoCAD and AutoCAD LT (2)	$143	$86	$73	$80	$88	$327
Media and Entertainment (M&E)	$40	$35	$34	$34	$35	$139
Other (2)	$17	$14	$13	$16	$15	$59
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(1)	Due to rounding, the sum of the components may not agree to total revenue.

(2)	Previously part of Platform Solutions and Emerging Business.

The decline in revenue across all product families is a result of the business model transition as noted on page 1.  AutoCAD and AutoCAD LT were impacted more by the end of sale of perpetual licenses for individual products starting on February 1, 2016, resulting in a greater decline than the other product families.  In contrast, both AEC and Manufacturing include suites, for which we did not end the sale of perpetual licenses until August 1, 2016.

Revenue from our AEC product family was $197 million, a decrease of 23 percent compared to the fourth quarter last year.

Revenue from our Manufacturing product family was $144 million, a decrease of 26 percent compared to the fourth quarter last year.

Combined revenue from AutoCAD and AutoCAD LT was 88 million, a decrease of 39 percent compared to the fourth quarter last year.

Revenue from our Media and Entertainment (M&E) product family was $35 million, a decrease of 12 percent compared to the fourth quarter last year.

Foreign Currency Impact

(in millions)	4Q 2016	1Q 2017	2Q 2017	3Q 2017	4Q 2017	FY 2017
FX Impact on Total ARR	$(33)	$(46)	$(54)	$(52)	$(33)	$(33)

FX Impact on Total Revenue	$(35)	$(24)	$(22)	$(17)	$(11)	$(75)
FX Impact on Spend (Cost of Revenue and Operating Expenses)	$20	$10	$8	$7	$9	$34
FX Impact on Operating Income	$(15)	$(14)	$(14)	$(10)	$(2)	$(41)

The year-on-year foreign currency impact represents the U.S. Dollar impact of changes in foreign currency exchange rates on our financial results as well as the impact of gains and losses from our hedging program.

Compared to the fourth quarter of last year, the impact of foreign currency exchange rates, including the benefits/impact of our hedging program, was $33 million unfavorable on total ARR. Compared to the third quarter of this year, the impact of foreign currency exchange rates and hedging was $2 million unfavorable on total ARR.

Compared to the fourth quarter of last year, the impact of foreign currency exchange rates, including the benefits/impact of our hedging program, was $11 million unfavorable on revenue and $9 million favorable on spend.

Balance Sheet Items and Cash Review

(in millions, except days sales outstanding)	4Q 2016	1Q 2017	2Q 2017	3Q 2017	4Q 2017	FY 2017
Cash Flows from Operating Activities	$170	$164	$(18)	$8	$16	$170
Capital Expenditures	$31	$22	$20	$23	$11	$76
Depreciation, Amortization and Accretion	$36	$37	$33	$34	$35	$139
Total Cash and Marketable Securities	$2,783	$2,806	$2,571	$2,424	$2,206	$2,206
Days Sales Outstanding	92	46	51	48	86
Deferred Revenue	$1,519	$1,524	$1,520	$1,533	$1,788	$1,788

Cash flow from operating activities during the fourth quarter was $16 million, a decrease of 91 percent compared to the fourth quarter last year. The year-over-year decrease is primarily related to a decrease in billings related to the business model transition. During the business model transition, cash flow from operating activities is negatively impacted as new product offerings generally have a lower initial purchase price resulting in lower billings and cash flow.

Total cash and investments at the end of the fourth quarter was approximately $2.2 billion. Total debt at the end of the fourth quarter was approximately $1.5 billion.

During the fourth quarter, Autodesk used $222 million to repurchase approximately 2.9 million shares of common stock at an average repurchase price of $75.98 per share. In fiscal 2017, Autodesk used $632 million to repurchase approximately 9.7 million shares of common stock at an average repurchase price of $64.73 per share. The absolute share count was reduced by approximately 4.1 million shares, or 2 percent in fiscal 2017. Through this stock repurchase program, Autodesk remains committed to managing dilution and reducing shares outstanding over time.

Days sales outstanding was 86 days, compared to 92 days in the fourth quarter last year. The decrease is primarily related to a shift in billings linearity.

Deferred revenue was $1.79 billion, an increase of 18 percent compared to the fourth quarter last year.  The increase is primarily related to the increase in new model subscription billings over the past four quarters driven by the business model transition.

Margins and EPS Review*

	4Q 2016	1Q 2017 (1)	2Q 2017	3Q 2017	4Q 2017	FY 2017
Gross Margin
Gross Margin - GAAP	85%	82%	85%	83%	83%	83%
Gross Margin - Non-GAAP	88%	85%	87%	86%	85%	86%

Operating Expenses (in millions)
Operating Expenses - GAAP	$563	$569	$529	$528	$563	$2,189
Operating Expenses - Non-GAAP	$502	$461	$454	$465	$489	$1,869

Total Spend (in millions)
Total Spend - GAAP	$658	$662	$614	$610	$646	$2,531
Total Spend - Non-GAAP	$582	$539	$525	$533	$560	$2,157

Operating Margin
Operating Margin - GAAP	(1)%	(29)%	(11)%	(24)%	(35)%	(25)%
Operating Margin - Non-GAAP	10%	(5)%	5%	(9)%	(17)%	(6)%

Earnings Per Share
Basic and Diluted Net Loss Per Share - GAAP	$(0.17)	$(0.75)	$(0.44)	$(0.64)	$(0.77)	$(2.60)
Basic and Diluted Net Income (Loss) Per Share - Non-GAAP	$0.21	$(0.10)	$0.05	$(0.18)	$(0.28)	$(0.50)

Weighted Average Shares
GAAP and Non-GAAP Basic Net Income (Loss) Share Count	224.7	224.4	223.2	222.3	221.1	222.7

GAAP Diluted Net Loss Share Count	224.7	224.4	223.2	222.3	221.1	222.7
Non-GAAP Diluted Net Income (Loss) Share Count	229.1	224.4	227.4	222.3	221.1	222.7
* A reconciliation of GAAP and non-GAAP results is provided in the tables following the company's earnings release.
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(1) As Autodesk has elected to early adopt ASU 2016-09 in the second quarter of fiscal 2017, we have revised the GAAP results for the first quarter of fiscal 2017 to reflect the impact of adoption as of the beginning of the fiscal year.

GAAP gross margin in the fourth quarter was 83 percent. Non-GAAP gross margin in the fourth quarter was 85 percent. The year-over-year decrease in both GAAP and non-GAAP gross margin is primarily related to the decline in license revenue attributed to the business model transition, partially offset by lower cost of revenue.

GAAP operating expenses were flat compared to the fourth quarter last year. Non-GAAP operating expenses decreased 3 percent compared to the fourth quarter last year primarily driven by lower professional fees and employee-related costs.

Total GAAP spend (cost of revenue plus operating expenses) was $646 million, a decrease of 2 percent compared to the fourth quarter last year. Total non-GAAP spend was $560 million, a decrease of 4 percent compared to the fourth quarter last year. The change in GAAP and non-GAAP spend is primarily related to lower professional fees and employee-related costs.

GAAP operating margin was (35) percent compared to (1) percent in the fourth quarter last year. Non-GAAP operating margin was (17) percent compared to 10 percent in the fourth quarter last year. The decreases in both GAAP and non-GAAP operating margin are primarily related to the decline in license revenue, partially offset by lower total spend.

The fourth quarter GAAP effective tax rate was 1 percent. The fourth quarter non-GAAP effective tax rate was 26 percent. Note: At this stage of the business model transition, small shifts in geographic profitability significantly impact the effective tax rate.

The fourth quarter GAAP diluted net loss per share was $(0.77) and non-GAAP diluted net loss per share was $(0.28).

Financial Highlights for Fiscal 2017*

•	Net subscription additions of 530,000. Total subscriptions increased 21 percent to 3.11 million.

•	New model subscriptions increased 155 percent to 1.09 million.

•	New model ARR increased 107 percent as reported and 109 percent on a constant currency basis.

•	Total ARR increased 16 percent as reported and 19 percent on a constant currency basis.

•	Total GAAP spend increased 1 percent. Total non-GAAP spend decreased 3 percent.

•	Total deferred revenue increased 18 percent to $1.79 billion.

*All numbers are compared to fiscal 2016.

Business Outlook

The following are forward-looking statements based on current expectations and assumptions, and involve risks and uncertainties some of which are set forth below under "Safe Harbor Statement." Autodesk's business outlook for the first quarter and full year fiscal 2018 assumes, among other things, a continuation of the current economic environment and foreign currency exchange rate environment. A reconciliation between the GAAP and non-GAAP estimates is provided below or in the tables following these prepared remarks.

First Quarter Fiscal 2018

Q1 FY18 Guidance Metrics	Q1 FY18 (ending April 30, 2017)
Revenue (in millions)	$460 - $480
EPS GAAP	($0.82) - ($0.72)
EPS Non-GAAP (1)	($0.27) - ($0.21)
_______________
(1) Non-GAAP earnings per diluted share exclude $0.28 related to stock-based compensation expense, between $0.18 and $0.14 related to GAAP-only tax charges, $0.05 related to CEO transition costs and $0.04 for the amortization of acquisition related intangibles..

Full Year Fiscal 2018

FY18 Guidance Metrics	FY18 (ending January 31, 2018)
Revenue (in millions) (1)	$2,000 - $2,050
GAAP Spend (cost of revenue plus operating expenses)	Approx. (2%)
Non-GAAP Spend (cost of revenue plus operating expenses) (2)	Approx. flat
EPS GAAP	($2.65) - ($2.40)
EPS Non-GAAP (3)	($0.73) - ($0.56)
Net Subscription Additions	600,000 - 650,000
Total ARR	24% - 26%
_______________
(1) Excluding the impact of foreign currency rates and hedge gains/losses revenue guidance would be $2.010 - $2.060 billion.
(2) Non-GAAP spend excludes $257 million related to stock-based compensation expense, $37 million for the amortization of acquisition-related intangibles, and $13 million related to CEO transition costs.
(3) Non-GAAP earnings per diluted share excludes $1.18 related to stock-based compensation expense, between $0.51 and $0.43 of GAAP-only tax charges, $0.17 for the amortization of acquisition-related intangibles, and $0.06 related to CEO transition costs.

The first quarter and full year fiscal 2018 outlook assume a projected annual effective tax rate of (11) percent and 26 percent for GAAP and non-GAAP results, respectively. Assumptions for the annual effective tax rate are regularly evaluated and may change based on the projected geographic mix of earnings. At this stage of the business model transition, small shifts in geographic profitability significantly impact the effective tax rate.

The majority of the euro, yen and Australian dollar denominated billings for our first quarter fiscal 2018 have been hedged. This hedging, along with deferred revenue locked-in through prior period billings hedges, will materially reduce the impact of currency fluctuations on our first quarter results.  However, over an extended period of time, currency fluctuations may increasingly impact our results.  We also hedge certain expenses as noted below. We hedge our net cash flow exposures using a four quarter rolling layered hedge program.  As such, a portion of the projected euro, yen, and Australian dollar denominated billings for the next four quarters has been hedged.  The closer to the current time period, the more we are hedged.  See below for more details on our foreign currency hedging program.

Autodesk’s Foreign Currency Hedging Program and Calculation of Constant Currency Growth

Given continued foreign currency exchange rate volatility, we provide a brief summary of how we handle foreign currency exchange hedging as well as a description of how we calculate constant currency growth rates. A few points on our hedging program include:

•
We do not conduct foreign currency hedging for speculative purposes. The purpose of our hedging program is to reduce risk to foreign denominated cash flows and to partially reduce variability that would otherwise impact our financial results from currency fluctuations.

•
We utilize cash flow hedges on projected billings and certain projected operating expenses in major currencies. We hedge our net exposures using a four quarter rolling layered hedge. The closer to the current time period, the more we are hedged.

•
We designate cash flow hedges for deferred and non-deferred billings separately, and reflect associated gains and losses on hedging contracts in our earnings when respective revenue is recognized in earnings.

•
On a monthly basis, to mitigate foreign currency exchange rate gains/losses, we hedge net monetary assets and liabilities recorded in non-functional currencies on the books of certain USD functional entities where these exposures are purposefully concentrated.

•	From time to time, we hedge strategic exposures which may be related to acquisitions. Such hedges may not qualify for hedge accounting and are marked-to-market and reflected in earnings immediately.

•	The major currencies in our hedging program include the euro, yen, Swiss franc, British pound, Canadian dollar, and Australian dollar. The euro is the primary exposure for the company.

When we report period-over-period growth rate percentages on a constant currency basis, we attempt to represent the changes in the underlying business operations by eliminating fluctuations caused by changes in foreign currency exchange rates as well as eliminating hedge gains or losses recorded within the current and comparative period. However, when we calculate the foreign currency impact of exchange rates in the current and comparative period on our financial results (see table above in “Foreign Currency Impact” section) we include the U.S. Dollar impact of fluctuations in foreign currency exchange rates as well as the impact of gains and losses recorded as a result of our hedging program.

Glossary of Terms

Annualized Recurring Revenue (ARR): Represents the annualized value of our average monthly recurring revenue for the preceding three months. "Maintenance ARR" captures ARR relating to traditional maintenance attached to perpetual licenses. "New Model ARR" captures ARR relating to new model subscription offerings. Recurring revenue acquired with the acquisition of a business is captured when total subscriptions are captured in our systems and may cause variability in the comparison of this calculation.

ARR is currently one of our key performance metrics to assess the health and trajectory of our business. ARR should be viewed independently of revenue and deferred revenue as ARR is a performance metric and is not intended to be combined with any of these items.

Annualized Revenue Per Subscription (ARPS): Is calculated by dividing our annualized recurring revenue by total subscriptions.

Cloud Service Offerings: Represents individual term-based offerings deployed through web browser technologies or in a hybrid software and cloud configuration. Cloud service offerings that are bundled with other product offerings are not captured as a separate cloud service offering.

Constant Currency (CC) Growth Rates: We calculate constant currency growth rates by (i) applying the applicable prior period exchange rates to current period results and (ii) excluding any gains or losses from foreign currency hedge contracts that are reported in the current and comparative periods.

Flexible Enterprise Business Agreements (EBA): Represents programs providing enterprise customers with token-based access or a fixed maximum number of seats to a broad pool of Autodesk products over a defined contract term.

License and Other Revenue: License and other revenue consists of two components: (1) all forms of product license revenue and (2) other revenue. Product license revenue includes software license revenue from the sale of perpetual licenses, term-based licenses from our product subscriptions and flexible enterprise business agreements, and product revenue for Creative Finishing. Other revenue includes revenue from consulting, training, Autodesk Developers Network and Creative Finishing customer support, and is recognized over time, as the services are performed.

Maintenance Plan: Our maintenance plan provides our customers with a cost effective and predictable budgetary option to obtain the productivity benefits of our new releases and enhancements when and if released during the term of their contracts. Under our maintenance plan, customers are eligible to receive unspecified upgrades when and if available, and online support. We recognize maintenance plan revenue over the term of the agreements, generally between one and three years.

New Model Subscription Offerings (New Model): Comprises our term-based product subscriptions (formerly titled Desktop subscription), cloud service offerings, and flexible enterprise business agreements.

Recurring Revenue: Represents the revenue for the period from our maintenance plans and revenue from our new model subscription offerings, including portions of revenue allocated to license and other revenue for those offerings. It excludes subscription revenue related to education offerings, consumer product offerings, select Creative Finishing product offerings, Autodesk Buzzsaw, Autodesk Constructware, and third party products. Recurring revenue acquired with the acquisition of a business is reported when total subscriptions are captured in our systems and may cause variability in the comparison of this calculation.

Subscription Revenue: Autodesk subscription revenue consists of three components:  (1) maintenance plan revenue from our perpetual software products; (2) maintenance revenue from our term-based product subscriptions and flexible enterprise business agreements; and (3) revenue from our cloud service offerings.

Total Subscriptions: Consists of subscriptions from our maintenance plans and new model subscription offerings that are active and paid as of the quarter end date. For certain cloud service offerings and flexible enterprise business agreements, subscriptions represent the monthly average activity reported within the last three months of the quarter end date. Total subscriptions do not include education offerings, consumer product offerings, select Creative Finishing product offerings, Autodesk Buzzsaw, Autodesk Constructware, and third party products. Subscriptions acquired with the acquisition of a business are captured once the data conforms to our subscription count methodology and when added, may cause variability in the comparison of this calculation.

Safe Harbor Statement

These prepared remarks contain forward-looking statements that involve risks and uncertainties, including statements in the paragraphs under “Business Outlook” above, statements about the impacts of our business model transition, statements about the impact of foreign currency exchange hedges, and statements regarding our strategies, market and product positions, performance and results. There are a significant number of factors that could cause actual results to differ materially from statements made in these remarks, including: failure to achieve our revenue and profitability objectives; failure to successfully manage transitions to new business models and markets and to attract customers to our cloud-based offerings; expenses related to the transition of our business model; difficulty in predicting revenue from new businesses and the potential impact on our financial results from changes in our business models; general market, political, economic and business conditions; any imposition of new tariffs or trade barriers; the impact of non-cash charges on our financial results; fluctuation in foreign currency exchange rates; the success of our foreign currency hedging program; failure to control our expenses; our performance in particular geographies, including emerging economies; the ability of governments around the world to meet their financial and debt obligations, and finance infrastructure projects; weak or negative growth in the industries we serve; slowing momentum in subscription billings or revenues; difficulties encountered in integrating new or acquired businesses and technologies; the inability to identify and realize the anticipated benefits of acquisitions; the financial and business condition of our reseller and distribution channels; dependence on and the timing of large transactions; failure to achieve sufficient sell-through in our channels for new or existing products; pricing pressure; unexpected fluctuations in our tax rate; the timing and degree of expected investments in growth and efficiency opportunities; changes in the timing of product releases and retirements; and any unanticipated accounting charges.

Further information on potential factors that could affect the financial results of Autodesk are included in Autodesk's Annual Report on Form 10-K for the fiscal year ended January 31, 2016 and Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2016, which are on file with the U.S. Securities and Exchange Commission. Autodesk disclaims any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Autodesk is a registered trademark of Autodesk, Inc., and/or its subsidiaries and/or affiliates in the USA and/or other countries. All other brand names, product names or trademarks belong to their respective holders. Autodesk reserves the right to alter product and services offerings, and specifications and pricing at any time without notice, and is not responsible for typographical or graphical errors that may appear in this document.

© 2016 Autodesk, Inc. All rights reserved.

Autodesk, Inc.
Reconciliation of GAAP financial measures to non-GAAP financial measures
(In millions, except per share data)

To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating margin, non-GAAP net income (loss), non-GAAP net income (loss) per share. These non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, restructuring charges and other facility exit costs, amortization of amortization of developed technology, amortization of purchased intangibles, gain and loss on strategic investments, and related income tax expenses. We believe these exclusions are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance. For example, non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results. In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis for our planning and forecasting of future periods.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

The following table shows Autodesk's non-GAAP results reconciled to GAAP results included in this release.

	Three Months Ended January 31,		Fiscal Year Ended January 31,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)

GAAP cost of subscription revenue	$38.2	$39.4	$151.3	$156.1
Stock-based compensation expense	(1.8)	(1.6)	(7.0)	(5.7)
Amortization of developed technology	(0.1)	(0.5)	(0.7)	(2.9)
Non-GAAP cost of subscription revenue	$36.3	$37.3	$143.6	$147.5

GAAP cost of license and other revenue	$44.7	$55.5	$190.6	$214.6
Stock-based compensation expense	(2.0)	(1.7)	(7.1)	(6.1)
Amortization of developed technology	(7.9)	(11.4)	(39.3)	(46.1)
Non-GAAP cost of license and other revenue	$34.8	$42.4	$144.2	$162.4

GAAP gross profit	$395.9	$553.4	$1,689.1	$2,133.4
Stock-based compensation expense	3.8	3.3	14.1	11.8
Amortization of developed technology	8.0	11.9	40.0	49.0
Non-GAAP gross profit	$407.7	$568.6	$1,743.2	$2,194.2

GAAP marketing and sales	$283.6	$277.4	$1,022.5	$1,015.5
Stock-based compensation expense	(25.1)	(24.0)	(94.1)	(85.2)
Non-GAAP marketing and sales	$258.5	$253.4	$928.4	$930.3

GAAP research and development	$187.0	$204.5	$766.1	$790.0
Stock-based compensation expense	(21.3)	(20.5)	(81.3)	(70.4)
Non-GAAP research and development	$165.7	$184.0	$684.8	$719.6

GAAP general and administrative	$74.1	$73.2	$287.8	$293.4
Stock-based compensation expense	(9.1)	(8.3)	(32.3)	(29.8)
Non-GAAP general and administrative	$65.0	$64.9	$255.5	$263.6

GAAP amortization of purchased intangibles	$9.3	$8.0	$31.8	$33.2
Amortization of purchased intangibles	(9.3)	(8.0)	(31.8)	(33.2)
Non-GAAP Amortization of purchased intangibles	$—	$—	$—	$—

GAAP restructuring charges and other facility exit costs, net	$9.0	$—	$80.5	$—
Restructuring charges and other facility exit costs, net	(9.0)	—	(80.5)	—
Non-GAAP restructuring charges and other facility exit costs, net	$—	$—	$—	$—

GAAP operating expenses	$563.0	$563.1	$2,188.7	$2,132.1
Stock-based compensation expense	(55.5)	(52.8)	(207.7)	(185.4)
Amortization of purchased intangibles	(9.3)	(8.0)	(31.8)	(33.2)
Restructuring charges and other facility exit costs, net	(9.0)	—	(80.5)	—
Non-GAAP operating expenses	$489.2	$502.3	$1,868.7	$1,913.5

GAAP Spend	$645.9	$658.0	$2,530.6	$2,502.8
Stock-based compensation expense	(59.3)	(56.1)	(221.8)	(197.2)
Amortization of developed technology	(8.0)	(11.9)	(40.0)	(49.0)
Amortization of purchased intangibles	(9.3)	(8.0)	(31.8)	(33.2)
Restructuring charges and other facility exit costs, net	(9.0)	—	(80.5)	—
Non-GAAP Spend	$560.3	$582.0	$2,156.5	$2,223.4

GAAP (loss) income from operations	$(167.1)	$(9.7)	$(499.6)	$1.3
Stock-based compensation expense	59.3	56.1	221.8	197.2
Amortization of developed technology	8.0	11.9	40.0	49.0
Amortization of purchased intangibles	9.3	8.0	31.8	33.2
Restructuring charges and other facility exit costs, net	9.0	—	80.5	—
Non-GAAP (loss) income from operations	$(81.5)	$66.3	$(125.5)	$280.7

GAAP interest and other expense, net	$(1.1)	$(10.8)	$(24.2)	$(21.6)
Loss (gain) on strategic investments	0.3	(0.4)	(0.3)	(3.7)
Non-GAAP interest and other expense, net	$(0.8)	$(11.2)	$(24.5)	$(25.3)

GAAP provision for income taxes	$(2.3)	$(16.7)	$(55.4)	$(310.2)
Discrete GAAP tax provision items	(6.7)	(1.6)	(2.7)	0.8
Establishment of valuation allowance on deferred tax assets	—	—	—	230.9
Income tax effect of non-GAAP adjustments	30.4	11.1	97.1	17.2
Non-GAAP provision for income tax	$21.4	$(7.2)	$39.0	$(61.3)

GAAP net loss	$(170.5)	$(37.2)	$(579.2)	$(330.5)
Stock-based compensation expense	59.3	56.1	221.8	197.2
Amortization of developed technology	8.0	11.9	40.0	49.0
Amortization of purchased intangibles	9.3	8.0	31.8	33.2
Restructuring charges and other facility exit costs, net	9.0	—	80.5	—
Loss (gain) on strategic investments	0.3	(0.4)	(0.3)	(3.7)

Discrete GAAP tax provision items	(6.7)	(1.6)	(2.7)	0.8
Establishment of valuation allowance on deferred tax assets	—	—	—	230.9
Income tax effect of non-GAAP adjustments	30.4	11.1	97.1	17.2
Non-GAAP net (loss) income	$(60.9)	$47.9	$(111.0)	$194.1

GAAP diluted net loss per share	$(0.77)	$(0.17)	$(2.60)	$(1.46)
Stock-based compensation expense	0.28	0.25	1.00	0.86
Amortization of developed technology	0.03	0.05	0.18	0.21
Amortization of purchased intangibles	0.04	0.04	0.14	0.15
Restructuring charges and other facility exit costs, net	0.04	—	0.35	—
Loss (gain) on strategic investments	—	—	—	(0.01)
Discrete GAAP tax provision items	(0.04)	(0.01)	(0.01)	—
Establishment of valuation allowance on deferred tax assets	—	—	—	1.01
Income tax effect of non-GAAP adjustments	0.14	0.05	0.44	0.08
Non-GAAP diluted net (loss) income per share	$(0.28)	$0.21	$(0.50)	$0.84

GAAP diluted weighted average shares used in per share calculation	221.1	224.7	222.7	226.0
Shares included in non-GAAP net income per share, but excluded from GAAP net loss per share as they would have been anti-dilutive	—	4.4	—	4.7
Non-GAAP diluted weighted average shares used in per share calculation	221.1	229.1	222.7	230.7

	Q4 FY16	Q1 FY17	Q2 FY17	Q3 FY17	Q4 FY17	FY 2017
	(Unaudited)
GAAP gross margin	85%	82%	85%	83%	83%	83%
Stock-based compensation expense	1%	1%	—%	1%	1%	1%
Amortization of developed technology	2%	2%	2%	2%	1%	2%
Non-GAAP gross margin	88%	85%	87%	86%	85%	86%

Operating Expenses - GAAP	$563	$569	$529	$528	$563	$2,189
Stock-based compensation expense	(53)	(48)	(51)	(53)	(56)	(208)
Amortization of purchased intangibles	(8)	(8)	(8)	(7)	(9)	(32)
Restructuring charges and other facility exit costs, net	—	(52)	(16)	(3)	(9)	(81)
Operating Expenses - Non-GAAP	$502	$461	$454	$465	$489	$1,869

GAAP Spend	$658	$662	$614	$610	$646	$2,531
Stock-based compensation expense	(56)	(52)	(54)	(57)	(59)	(222)
Amortization of developed technology	(12)	(11)	(11)	(10)	(8)	(40)
Amortization of purchased intangibles	(8)	(8)	(8)	(7)	(9)	(32)
Restructuring charges and other facility exit costs, net	—	(52)	(16)	(3)	(9)	(81)
Non-GAAP Spend	$582	$539	$525	$533	$560	$2,157

GAAP operating margin	(1)%	(29)%	(11)%	(24)%	(35)%	(25)%
Stock-based compensation expense	8%	10%	10%	11%	12%	11%
Amortization of developed technology	2%	2%	2%	2%	2%	2%
Amortization of purchased intangibles	1%	2%	1%	1%	2%	2%
Restructuring charges and other facility exit costs, net	—%	10%	3%	1%	2%	4%
Non-GAAP operating margin	10%	(5)%	5%	(9)%	(17)%	(6)%

GAAP basic and diluted net loss per share	$(0.17)	$(0.75)	$(0.44)	$(0.64)	$(0.77)	$(2.60)
Stock-based compensation expense	0.25	0.23	0.24	0.25	0.28	1.00
Amortization of developed technology	0.05	0.05	0.05	0.05	0.03	0.18
Amortization of purchased intangibles	0.04	0.04	0.03	0.03	0.04	0.14
Restructuring charges and other facility exit costs, net	—	0.23	0.07	0.01	0.04	0.35
Discrete GAAP tax provision items	(0.01)	(0.01)	0.07	(0.03)	(0.04)	(0.01)
Income tax effect of non-GAAP adjustments	0.05	0.11	0.03	0.15	0.14	0.44
Non-GAAP basic and diluted net (loss) income per share	$0.21	$(0.10)	$0.05	$(0.18)	$(0.28)	$(0.50)

GAAP diluted weighted average shares used in per share calculation	224.7	224.4	223.2	222.3	221.1	222.7
Shares included in non-GAAP net income per share, but excluded from GAAP net loss per share as they would have been anti-dilutive	4.4	—	4.2	—	—	—
Non-GAAP diluted weighted average shares used in per share calculation	229.1	224.4	227.4	222.3	221.1	222.7